Exhibit 99.1

For Additional Information:

Bryan Giglia

SVP – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Industry Leader John V. Arabia to Join Sunstone

ALISO VIEJO, CA – February 14, 2011 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced that Mr. John V. Arabia has been appointed as Chief Financial Officer and Executive Vice President of Corporate Strategy effective April 4, 2011. Mr. Arabia will fill the role opened by the promotion of Kenneth E. Cruse to President.

“As a highly regarded industry leader with over 20 years of lodging industry experience, John will be a key member of our already deep and talented team,” said Ken Cruse, President. “I have known John for more than 15 years. His reputation, judgment, integrity, strong industry contacts and lodging industry expertise make him an exceptional choice to oversee Sunstone’s finance discipline and to help refine and implement Sunstone’s capital allocation and balance sheet management programs. Additionally, John will play a primary role in determining and executing Sunstone’s growth and value creation strategies.”

Mr. Arabia is currently Managing Director of Green Street Advisors’ highly respected real estate research team. Mr. Arabia joined Green Street in 1997 and was instrumental in creating the firm’s lodging research platform. In 2005, 2006 and 2007, Green Street Advisors was awarded the title of “Best Independent Research Firm” by Institutional Investor for the lodging and gaming sector as a result of Mr. Arabia’s efforts. In 2007, he was named one of Institutional Investor’s “20 Rising Stars.” In 2008, Mr. Arabia won the Wall Street Journal’s “Best on the Street” award in the hotel and gaming category. Prior to joining Green Street, Mr. Arabia was a Consulting Manager at EY Kenneth Leventhal and was largely responsible for the firm’s west coast lodging consulting practice which specialized in hotel market studies, valuation and acquisition due diligence. Mr. Arabia started his hotel career in 1987, working various entry-level operating positions at the Anaheim Marriott. Mr. Arabia, who earned a CPA certificate from the state of Illinois, holds an MBA in Real Estate/Accounting from The University of Southern California and a Bachelor of Science in Hotel Administration from Cornell University.

Mr. Arabia said, “Sunstone has a significant opportunity to create shareholder value though a disciplined capital-allocation program. This is a very exciting time to be a public hotel investor, as operating fundamentals, acquisition opportunities and hotel values all appear to be on a long and sustainable cyclical upswing.” Mr. Arabia added “I have known and respected many of the members of Sunstone’s team and Board of Directors for years. I greatly look forward to helping to take the company to new levels and creating meaningful shareholder value as a member of the Sunstone team.”

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (NYSE: SHO) is a lodging real estate investment trust (“REIT”) that owns 32 hotels comprised of 12,182 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Fairmont, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of February 14, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.